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SANDOZ PHARMA LTD                                                 Exhibit 99.1
CH-4002 BASLE/SWITZERLAND                                         [SANDOZ LOGO]


TEL 061 324 1111
TELEGR. SANDOPHARM BASEL
TELEX 96 50 50 11
TELEFAX


FOR IMMEDIATE RELEASE

SANDOZ LTD.             SANDOZ                  ORGANOGENESIS INC.
In Switzerland:         In the U.S.:            In the U.S.
Bert Cahannes           Janice McFarland        Carol Hausner
011-41-61-324-9001      201-503-8428            617-575-0775


           SANDOZ LICENSES GRAFTSKIN[TRADEMARK] FROM ORGANOGENESIS


               14 MILLION CHRONIC-WOUND SUFFERERS AND OTHERS ARE
         POTENTIAL BENEFICIARIES OF THE FIRST LIVING SKIN EQUIVALENT


Basel, Switzerland and Canton, Massachusetts, USA, January 17, 1996 -- Sandoz Ltd. and Organogenesis Inc. today jointly announced the execution of an agreement that gives Sandoz the licensing rights to Graftskin[TRADEMARK], a manufactured human skin product.

Under the terms of the agreement, Sandoz will have exclusive worldwide marketing rights to Graftskin[TRADEMARK], and Organogenesis will supply Sandoz' global requirements for the product. Sandoz will provide Organogenesis up to a total of $37.5 million in equity investments, milestone payments, and research support, including an initial $5 million equity investment at $23.37 per share and additional equity investment of $10.5 million upon achievement of specified milestones. The initial equity investment will give Sandoz approximately 1.6% of the outstanding shares of Organogenesis. The agreement also provides for manufacturing payments and royalty revenues.

The Graftskin[TRADEMARK] premarket approval application (PMA) for venous stasis ulcers is currently under review by the U.S. Food and Drug Administration. The FDA has granted "expedited review" status to this PMA, which means it will receive priority in review. According to FDA guidelines, expedited review status is reserved for products that offer the potential for "clinically meaningful benefit," or "a revolutionary advance," over available treatments.

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Developed by Organogeneis, Graftskin[TRADEMARK] is the first living skin equivalent to be submitted to the FDA for marketing approval. Potential beneficiaries of Graftskin[TRADEMARK] could include up to 14 million individuals worldwide, most of whom suffer from chronic wounds which do not respond well to standard treatment. In addition to venous ulcer patients, others who potentially may benefit from Graftskin[TRADEMARK] include patients with diabetic ulcers, pressure sores, burn victims, and individuals undergoing dermatologic surgery for conditions such as removal of skin cancers and birthmarks. These additional indications will be subject to further premarket approval applications.

Daniel L. Vasella, M.D., Chief Executive Officer of Sandoz Pharma Ltd., said:
"Sandoz is pleased to have entered into this agreement for Graftskin[TRADEMARK] since we are dedicated to bringing innovative products to market, and Graftskin[TRADEMARK] offers a unique treatment for chronic venous ulcers.
This agreement represents just one of the many efforts Sandoz is making to expand its presence in the dermatology area."

Herbert M. Stein, Chief Executive Officer of Organogeneis and Chairman of the Board, said, "We are delighted to have Sandoz as the global marketing partner for Graftskin[TRADEMARK]. In addition to its strong sales and marketing presence in the U.S. and internationally, Sandoz also has tremendous expertise in marketing breakthrough medical products. We feel Sandoz has the capacity to rapidly achieve the full commercial potential of Graftskin[TRADEMARK]."

ABOUT SANDOZ LTD.
-----------------

Sandoz is a global, research-based pharmaceuticals and nutrition group focused on health, with additional activities in crop protection, seeds, and construction technologies. In 1994, Group sales exceeded $11.6 billion. Headquartered in Basel, Switzerland, Sandoz Pharma Ltd., the pharmaceutical division of Sandoz, is one of the world's leading companies in the fields of immunology (transplantation), skin diseases, bone diseases, cancer, cardiovascular diseases, and diseases of the central nervous system. The company's commitment to innovation through research is reflected in its expenditure on R&D (17.4% of Pharma sales) in addition to financial support for studies to expand the U.S. Graftskin[TRADEMARK] market.

ABOUT ORGANOGENESIS
-------------------

Organogenesis, headquartered in Canton, Massachusetts, designs, develops, and manufactures innovative medical therapeutics using living human cells and natural connective tissue components. Its products are designed to foster new tissues that restore, maintain, or improve biological function. Organogenesis is the first company to have successfully taken a medical product comprised of living cells from concept through clinical trials to regulatory submission for marketing approval with the FDA. The company's strategy is to partner with major companies having worldwide sales and marketing capabilities in relevant therapeutic areas in order to maximize the commercial success of its products.

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                       FACTS ABOUT GRAFTSKIN[TRADEMARK]

OVERVIEW
Graftskin[TRADEMARK] is a living skin equivalent consisting of two layers. The upper layer contains human keratinocytes (the most common cell type in human epidermis), which form a well differentiated epidermal layer. The lower dermal layer contains the human skin's most common structural protein -- collagen -- with its most common cell type -- fibroblasts.

MARKET IMPLICATIONS
- Sandoz Ltd. will have exclusive worldwide marketing rights to Graftskin[TRADEMARK]
-  Organogenesis will supply Sandoz's global requirements for the product
- Potential beneficiaries of Graftskin[TRADEMARK] include up to 14 million individuals worldwide, most of whom suffer from chronic wounds. The original premarket application (PMA) is limited to venous stasis ulcers.

CLINICAL TRIAL RESULTS
Results of a large-scale, pivotal clinical trial, presented at the 1995 Symposium on Advanced Wound Care, show that:

- Graftskin[TRADEMARK] provides biologic wound closure contributing directly to the wound-healing process.
- Graftskin[TRADEMARK] therapy heals more patients and in a shorter time than standard compression therapy.
- Graftskin[TRADEMARK] was shown to be highly effective, even in difficult-to-heal ulcers, such as deep dermal ulcers and ulcers of extended duration.
- Graftskin[TRADEMARK] was demonstrated to have an excellent safety profile, with no sign of tissue rejection.

MARKET APPROVAL STATUS
- In November 1995, the FDA determined that the Graftskin[TRADEMARK] PMA for venous stasis ulcers, as submitted by Organogenesis, was "sufficiently complete to permit a substantive review," and officially filed the PMA. The PMA was given a filing date of October 4, 1995 by the FDA.
- This PMA was previously granted "expedited review" status by the FDA. According to FDA guidelines, expedited review status is reserved for products that offer the potential for "clinically meaningful benefit" or "a revolutionary advance," over available treatments.

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